Exhibit 99.1

NeoGenomics Signs Definitive Agreement to Acquire Genoptix

Ft. Myers, Florida - October 23, 2018 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services, announced today that it has entered into a definitive agreement to acquire Genoptix, Inc. for $125 million in cash and 1 million shares of NeoGenomics common stock. Genoptix is a leading clinical oncology laboratory, specializing in hematology and solid tumor testing, with an outstanding reputation and relationship with community oncologists across the United States. Genoptix’s strong capabilities complement NeoGenomics’ leadership position with hospitals and pathologists.

“The acquisition of Genoptix enhances NeoGenomics’ leadership in the oncology test market, significantly expanding our coverage of oncology practices, increasing our customer reach and leaving us better positioned for growth.” said Douglas M. VanOort, NeoGenomics’ Chairman and CEO. “With what we believe to be the most comprehensive oncology test menu in the country and reach across all distribution channels, the combined company will be uniquely positioned in the oncology test market.”

Benefits of the Transaction

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Advances expansion into community oncology practices. Genoptix has well-established relationships with community oncology practices, a sales force and pathologists that are experienced in serving oncologists, and customized reports that are considered to be the gold standard among community oncologists. Oncology practices are an important, and under-penetrated, channel for promoting NeoGenomics’ capabilities in next-generation sequencing and liquid biopsy.

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Leverages complementary services to create unprecedented offering in oncology testing market. NeoGenomics will draw on the best attributes from each company to improve the quality of service for all of our customers. Genoptix’s customers will benefit from NeoGenomics’ more comprehensive test offering, broad portfolio of managed care and GPO contracts, and national laboratory infrastructure. NeoGenomics’ customers will benefit from Genoptix customized consults and reports and extensive experience serving community oncologists. With deep relationships across all customer segments, NeoGenomics is positioned to better coordinate oncology testing between oncologists and pathologists within the community to improve patient care.

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Accelerates revenue and profit trajectory. The acquisition is expected to contribute $85 million of revenue and break-even EBITDA in year one, $25 million of cost synergies over time, and 25% EBITDA margin by the end of year three.

Advisors
Leerink Partners is acting as the exclusive advisor to NeoGenomics and K&L Gates LLP is serving as legal counsel. William Blair and Company is acting as the exclusive advisor to Genoptix, and Paul Hastings, LLP is serving as legal counsel.

Conference Call
The Company has scheduled a web-cast and conference call to discuss the acquisition on Tuesday, October 23, 2018 at 8:00 AM EDT. Interested investors should dial (877) 407-8035 (domestic) and (201) 689-8035 (international) at least five minutes prior to the call. A replay of the conference call will be available until 8:00 AM on October 30, 2018, and can be accessed by dialing (877) 481-4010 (domestic) and (919) 882-2331 (international). The playback conference ID Number is 39604. The web-cast may be accessed at http://www.investorcalendar.com/event/39604. An archive of the web-cast will be available until 08:00 AM on January 23, 2019.

About NeoGenomics, Inc.
NeoGenomics, Inc. specializes in cancer genetics testing and information services. The Company provides one of the most comprehensive oncology-focused testing menus in the world for physicians to help them diagnose and treat cancer. The Company’s Pharma Services division serves pharmaceutical clients in clinical trials and drug development.

Headquartered in Fort Myers, FL, NeoGenomics operates CLIA certified laboratories in Aliso Viejo and Fresno, California; Tampa and Fort Myers, Florida; Houston, Texas; Nashville, Tennessee and Rolle, Switzerland. NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States. For additional information about NeoGenomics, visit http://neogenomics.com/.

Forward Looking Statements
Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements as the result of the Company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan, as well as additional factors discussed under the heading “Risk Factors” and elsewhere in the Company’s Quarterly Report on Form 10-K filed with the SEC on March 13, 2018. As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. In addition, it is the Company’s practice to make information about the Company available by posting copies of its Company Overview Presentation from time to time on the Investor Relations section of its website at http://ir.neogenomics.com/.

Forward-looking statements represent the Company’s estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.

For further information, please contact:

NeoGenomics, Inc.
William Bonello
Chief Strategy and Corporate Development Officer
Director, Investor Relations
(239)690-4238 (w) (239)284-4314 (m)
bill.bonello@neogenomics.com

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